                                                                    EXHIBIT 99.2


[PRIMA ENERGY CORPORATION LOGO LETTERHEAD]


March 20, 2002
Denver, Colorado

                              FOR IMMEDIATE RELEASE

                        PRIMA ENERGY CORPORATION REPORTS
                FOURTH QUARTER AND RECORD 2001 FINANCIAL RESULTS

Prima Energy Corporation ("Prima"), a Denver based independent oil and gas company, today announced its operating results for the quarter and full year ended December 31, 2001, and provided an update of its operating activities and commodity hedging transactions. Operating results reported for the full year included record totals for the Company in oil and gas production volumes, revenues, net income, and cash flows from operating activities, on both a nominal and per-share basis.

RESULTS OF OPERATIONS FOR THE FULL YEAR AND THREE MONTHS ENDED DECEMBER 31, 2001

Fourth Quarter 2001 Results

Prima's comparative results of operations for the latest quarter reflect significantly lower realized gas and oil prices in the fourth quarter of 2001 than in the same quarter of 2000. For the quarter ended December 31, 2001, the Company reported net income of $2,354,000 compared to $7,331,000 of net income in the final quarter of 2000. Earnings per diluted share were $0.18 for the quarter ended December 31, 2001 compared to $0.55 for the prior year's quarter. For the fourth quarter of 2001, Prima reported cash flows from operating activities before changes in operating assets and liabilities of $6,175,000, compared to $12,920,000 for the fourth quarter of 2000.

Revenues totaled $10,454,000 for the 2001 quarter compared to $16,157,000 for the final three months of 2000. Revenues for the three-month period in 2001 included $1,439,000 of gains related to oil and gas derivatives. This total included hedging gains of $556,000 reflected in oil and gas sales, plus $883,000 of gains on derivative instruments that did not qualify for hedge accounting. During the same quarter last year the company recognized $42,000 of hedging gains. Derivative instruments that did not qualify for hedge accounting in 2001 were principally NYMEX gas swaps for which the Company did not elect to enter into corresponding swaps for Rocky Mountain basis differentials.

Oil and gas sales reported for the quarter ended December 31, 2001 totaled $7,119,000, compared to $14,047,000 for the same quarter of 2000, a reduction of $6,928,000 or 49%. The decrease was attributable to a 55% decline in realized gas and oil prices, partially offset by a 13% year-over-year increase in production volumes.

The improvement in overall production volumes reflected increased contributions from coalbed methane ("CBM") development operations in the Powder River Basin. Net production from CBM properties totaled 644,000 Mcf in the latest quarter, compared to 8,000 Mcf in the same period last year, when the Company established its first production in the play. Prima's total natural gas production in the fourth quarter of 2001 was 2,502,000 Mcf, or 19% above the level reported for the final quarter of 2000. The Company's net oil production declined by 5% from the prior year period, to 103,000 barrels in the fourth quarter of 2001. On an equivalent unit basis, Prima's net production increased by 13% to 3,118,000 Mcfe in the recent quarter, or an average of approximately 33,900 Mcfe per day.

Realized prices for gas and oil sales in the fourth quarter of 2001 were $2.02 per Mcf and $20.10 per barrel. These represented declines of 60% and 37%, respectively, from prices of $5.04 per Mcf of gas and $31.71 per barrel of oil in the prior year period. On an equivalent unit basis, the Company's average realized price declined by 55%, from $5.09 per Mcfe in the fourth quarter of 2000 to $2.28 per Mcfe in the latest quarter.

The $556,000 of gains from derivatives transactions treated as hedges had the effect of increasing average price realizations in the recent quarter by $0.22 per Mcf of natural gas and $0.17 per Mcfe. Cumulative gains realized on derivatives related to production months in the fourth quarter of 2001 have aggregated $2,036,000, including portions reported as non-hedge derivatives in the latest quarter or earlier periods.

Depletion expense for oil and gas properties was $2,791,000, or $0.90 per Mcfe, in the fourth quarter of 2001, compared to $1,764,000, or $0.64 per Mcfe, in the fourth quarter of 2000. As previously reported, Prima increased its depletion rate mid-year 2001 due to a number of factors, including: lower oil and gas prices, which affected the calculation of economically recoverable oil and gas reserves; increases in oilfield service costs, which impacted both actual costs incurred during the past year and assumptions used in estimating future development costs; and use of more conservative assumptions for estimating undeveloped CBM reserves, pending additional performance-related data.

Lease operating expenses ("LOE") totaled $976,000 for the quarter ended December 31, 2001 compared to $713,000 for the quarter ended December 31, 2000. The increase was primarily attributable to new production from CBM wells. Ad valorem and production taxes were $416,000 and $987,000 for the same periods, decreasing with revenues as the result of lower product prices. Total lifting costs (LOE plus ad valorem and production taxes) were 20% of oil and gas revenues and $0.45 per Mcfe for the 2001 quarter, compared to 12% and $0.62 per Mcfe for the 2000 quarter. Net general and administrative expenses were $736,000 for the quarter ended December 31, 2001 compared to $787,000 for the same quarter in 2000. Expansion of the Company's operations and staff were largely offset by increased amounts capitalized.

After intercompany eliminations, oilfield service revenues less related costs other than depreciation totaled $489,000 for the quarter ended December 31, 2001, compared to $816,000 for the quarter ended December 31, 2000. Margins on oilfield service operations narrowed on reduced rates and utilization, as oilfield activities were slower in the current year due to lower gas and oil prices.

2001 Annual Results

For the full year, Prima achieved record operating results in 2001, reporting net income of $23,768,000, or $1.80 per diluted share, on revenues of $60,287,000. These amounts compared to net income of $21,895,000 or $1.65 per diluted share, on revenues of $52,179,000 for the prior year. The current year includes $611,000 of net income ($0.05 per diluted share) recognized during the first quarter from the cumulative effect of adoption of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." Cash flows from operating activities before changes in operating assets and liabilities totaled $39,698,000 in 2001, also a record for the Company, compared to $37,163,000 in 2000.

Revenues for 2001 included $9,816,000 of gains from oil and gas derivatives. This total included hedging gains of $3,381,000, which were reflected in oil and gas sales, plus $6,435,000 of separately reported gains on derivative instruments not qualifying for hedge accounting, of which $2,057,000 were realized and $4,378,000 were unrealized as of December 31, 2001. During the prior year the company recognized $42,000 of hedging gains.

Oil and gas sales reported for 2001 totaled $44,548,000, compared to $44,437,000 for 2000, an increase of less than 1%. The flat sales results were creditable to a 5% year-over-year growth in production volumes offset by approximately a like-sized decline in the average price realized per equivalent unit of natural gas and oil production.

Net production from CBM properties increased from 8,000 Mcf in 2000 to 1,453,000 Mcf in 2001, more than offsetting natural production declines on other properties. Prima's net gas production in 2001 totaled 9,277,000 Mcf, representing a 7% increase from the level reported in 2000. The Company's net oil production declined by 2% from the prior year to 431,000 barrels in 2001. On an equivalent unit basis,

Prima's net production increased to 11,863,000 Mcfe or an average of approximately 32,500 Mcfe per day in 2001.

Realized prices for gas and oil sales in 2001 were $3.60 per Mcf and $25.88 per barrel. These represented declines of less-than-1% and 12%, respectively, from prices of $3.63 per Mcf of gas and $29.29 per barrel of oil in the prior year. On an equivalent unit basis, the Company's average realized price declined from $3.92 per Mcfe in 2000 to $3.76 per Mcfe in 2001.

The $3,381,000 of gains from derivatives transactions treated as hedges had the effect of increasing average price realizations in 2001 by $0.36 per Mcf of natural gas, $0.20 per barrel of oil, and $0.29 per Mcfe. Total gains realized on derivatives related to 2001 production months were $6,315,000, including portions reported as non-hedge derivatives.

Depletion expense for oil and gas properties was $9,190,000, or $0.77 per Mcfe, in 2001, compared to $6,150,000, or $0.54 per Mcfe produced in 2000. LOE was $3,295,000 for 2001 compared to $2,623,000 for 2000, primarily reflecting incremental costs associated with new CBM production. Ad valorem and production taxes were $3,344,000 and $3,421,000 for the same periods, reflecting lower oil and gas sales before hedging effects. Total lifting costs were 15% of oil and gas revenues and $0.56 per Mcfe for 2001, compared to 14% and $0.53 per Mcfe for 2000. General and administrative expenses increased $643,000 from 2000 levels, to $3,559,000, due primarily to the Company's expanding activities and related personnel costs.

Reflecting the combined effects of higher rates, more equipment placed in service and increased utilization of equipment, oilfield service revenues grew by 29% to a record $8,090,000 in 2001, from $6,278,000 in 2000. Costs of oilfield services were $5,482,000 for the latest year, compared to $4,585,000 in 2000, representing an increase of $897,000 or 20%. Approximately 34% of total fees billed by the service companies in 2001 were for Prima-owned property interests, and were therefor eliminated in consolidation. This compares to 37% of service-company fees that were chargeable to Prima in 2000.

COMMODITY HEDGING

The Company closed certain derivative instruments between December 31, 2001 and March 15, 2002, for net realized gains totaling $2,450,000. As of March 15, 2002, open oil and gas derivative instruments showed net unrealized losses of $48,000 as follows:

                                              Market           Total Volumes      Contract      Unrealized
Time Period                                    Index          (MMBtu or Bbls)       Price     Gains (Losses)
-----------                                   ------          ---------------     --------    --------------
Natural Gas
     April - June, 2002................        NYMEX               2,300,000      $ 3.152      $  69,000
     July - September,  2002...........        NYMEX               2,100,000        3.214         59,000
     October - December  2002..........        NYMEX               1,000,000        3.308         (4,000)
     January - February 2003...........        NYMEX                 300,000        3.630        (35,000)

Natural Gas Basis Swaps
      November - December 2002.........      NYMEX/CIG               600,000         0.34         42,000
      January - March 2003.............      NYMEX/CIG               900,000         0.34         63,000

Crude Oil
     May - June 2002...................        NYMEX                  30,000        21.60        (98,000)
     July - September  2002............        NYMEX                  45,000        21.45       (144,000)
                                                                                               ---------

                                                                                               $ (48,000)
                                                                                               =========

INVESTMENT AND OPERATING ACTIVITIES

Prima's investments in property and equipment during 2001 totaled $37,206,000, compared to $33,565,000 in 2000. The Company spent $32,707,000 in 2001 for its proportionate share of the costs of drilling, completing and refracturing wells, and associated costs for equipping wells and installing gathering and compression facilities. Investment activities in 2001 also included $2,468,000 expended on undeveloped acreage, $73,000 for developed properties and $1,958,000 for other property and equipment, including oilfield services equipment. Drilling activities in 2001 included 118 (116.5 net) CBM wells in the Powder River Basin, 19 (18.8 net) wells in the Denver Basin and two (0.3 net) exploratory wells in other areas. All 139 (135.6 net) wells drilled in 2001 are believed to be capable of production except two (0.3 net) dry exploratory wells. During 2001, the Company placed 109 Powder River Basin CBM wells on production and participated in refracturing or recompleting 63 (58.4 net) Denver Basin wells, all of which were successfully restored to production with improved rates.

Prima also re-purchased 155,351 shares of treasury stock in 2001, at an aggregate cost of $3,866,000. The Company continues to maintain a debt-free balance sheet and reported $28,122,000 of net working capital at December 31, 2001, including $25,755,000 of cash and marketable securities. Pro forma the sale of certain oil and gas properties reported earlier this month, for $13,539,000, Prima's year-end 2001 net working capital totaled approximately $41,661,000.

As reported on March 4, 2002, Prima plans to invest between $25 million and $30 million on property and equipment during 2002, excluding acquisitions. Among anticipated 2002 drilling activities are 60 to 110 CBM wells, six to 12 wells in the Denver Basin, and three to six exploratory wells. The Company also intends to invest in various hook-up and infrastructure projects, including the Porcupine-Tuit CBM project in the Powder River Basin, and anticipates conducting 40 to 50 refracturing or recompletion operations in the Denver Basin. A significant portion of the 2002 budget has also been reserved for acquisition of additional acreage for future exploration or exploitation, or for other opportunities identified during the year.

Activities planned by the Company for 2002 are weighted toward the second half of the year. This may enable the Company to benefit from development and operating efficiencies related to the expected issuance by the Bureau of Land Management of a record of decision concerning an environmental impact statement
(EIS) for CBM development in the Powder River Basin. Approximately 82% of Prima's Powder River Basin acreage is federal, and access to federal lands has been limited pending completion of the EIS. The Company has also been deferring certain investments to benefit from anticipated improvements in gas prices and service costs, which have recently begun to materialize. Prima does not establish a specific budget for property acquisitions, but the Company continues to pursue such opportunities on an ongoing basis.

The strong financial condition of the Company allows for considerable flexibility in responding to opportunities. Spot market prices for gas and oil have risen by approximately 20% from levels prevailing when the Company's budgeting process was completed. These prices, if deemed sustainable, may result in an acceleration of activities, which could include additional Powder River Basin CBM and Denver Basin drilling.

2002 PRODUCTION

The Company's average daily net production in the fourth quarter of 2001 totaled approximately 33,900 Mcfe, including 6,300 Mcf per day of CBM production from the Stones Throw Field, which was sold on March 5, 2002 as previously reported. In the absence of an acquisition in the interim, Prima does not expect significant production from new sources until the third quarter of this year, when production from the Company's Porcupine-Tuit CBM project is expected to commence. No other major variances from recent production levels are expected in the near term. Prima has drilled 23 Wyodak coal wells at Porcupine-Tuit to-date and has 72 additional locations in the project area identified for near-term drilling, but 63 of these are on federal lands for which drilling access is presently limited. Production reported for several nearby wells owned by other operators have been in the 150 to 400 Mcf per day per well range, after brief de-watering periods. The Company expects production from its wells in this area to exhibit similar performance, but cannot precisely forecast when production will be initiated or how the wells will then perform. The timing and amounts of production that may be added later in the year from other new activities, including other CBM projects and exploration also cannot be precisely forecast.

CONFERENCE CALL

Prima will hold a conference call on Thursday, March 21, 2002, at 9:00 a.m. Mountain Standard Time. Interested parties may access the conference call at
(800) 544-8465 and providing reservation number F616. Replays will be available from 11:00 MST, March 21 through March 28, 2002, by dialing (888) 567-0670 (no reservation number necessary).


This press release contains "forward-looking statements" which are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements relating to liquidity, financing of operations, continued volatility of oil and natural gas prices, future drilling plans and other such matters. The words "anticipate," "expect," "intend" or "plan," and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prima does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company's expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of oil and natural gas prices; hedging activities; operational risks (such as blowouts, fires and loss of production); insurance coverage limitations; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); the need to develop and replace its oil and natural gas reserves; the substantial capital expenditures required to fund its operations; risks related to exploration and developmental drilling; and uncertainties about oil and natural gas reserve estimates. For a more complete explanation of these various factors, see "Cautionary Statement for the Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.



NASDAQ Symbol:  PENG

Contacts: Richard H. Lewis, President and Chief Executive Officer
          Neil L. Stenbuck, Executive Vice President and Chief Financial Officer

Telephone Number: (303) 297-2100
Website: www.primaenergy.com

Financial data follows. In addition, a copy of the Company's Form 10-K for the year ended December 31, 2001 will be available on the Company's Website at www.primaenergy.com after it has been filed.

                            PRIMA ENERGY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

                                                     Three Months Ended                   Year Ended
                                                        December 31,                     December 31,
                                                  ----------------------------      ---------------------------
                                                     2001              2000            2001             2000
                                                  -----------      -----------      -----------     -----------
REVENUES
Oil and gas sales..............................   $ 7,119,000      $14,047,000      $44,548,000     $44,437,000
Gains on derivative instruments, net...........       883,000               --        6,435,000              --
Oilfield services..............................     2,085,000        1,568,000        8,090,000       6,278,000
Interest, dividend and other income ...........       367,000          542,000        1,214,000       1,464,000
                                                  -----------      -----------      -----------     -----------
                                                   10,454,000       16,157,000       60,287,000      52,179,000
                                                  -----------      -----------      -----------     -----------
EXPENSES
Depreciation, depletion and amortization:
   Depletion of oil and gas properties.......       2,791,000        1,764,000        9,190,000       6,150,000
   Depreciation of other property ...........         329,000          208,000        1,369,000       1,054,000
Lease operating expense .....................         976,000          713,000        3,295,000       2,623,000
Ad valorem and production tax ...............         416,000          987,000        3,344,000       3,421,000
Cost of oilfield services....................       1,596,000          752,000        5,482,000       4,585,000
Impairment of natural gas hedge .............         241,000               --          241,000              --
General and administrative ..................         736,000          787,000        3,559,000       2,916,000
                                                  -----------      -----------      -----------     -----------
                                                    7,085,000        5,211,000       26,480,000      20,749,000
                                                  -----------      -----------      -----------     -----------
Income Before Income Taxes and Cumulative
   Effect of Change in Accounting Principle..       3,369,000       10,946,000       33,807,000      31,430,000
Provision for Income Taxes...................       1,015,000        3,615,000       10,650,000       9,535,000
                                                  -----------      -----------      -----------     -----------
Net Income Before Cumulative Effect of
   Change in Accounting Principle............       2,354,000        7,331,000       23,157,000      21,895,000
Cumulative Effect of Change in Accounting
   Principle.................................              --               --          611,000              --
                                                  -----------      -----------      -----------     -----------
NET INCOME...................................     $ 2,354,000      $ 7,331,000      $23,768,000     $21,895,000
                                                  ===========      ===========      ===========     ===========
Basic Net Income per Share Before
   Cumulative Effect of Change in
   Accounting Principle.........................  $      0.18      $      0.57      $      1.82     $      1.72
Cumulative Effect of Change in Accounting
   Principle....................................           --               --             0.05              --
                                                  -----------      -----------      -----------     -----------
BASIC NET INCOME PER SHARE .....................  $      0.18      $      0.57      $      1.87     $      1.72
                                                  ===========      ===========      ===========     ===========
Diluted Net Income per Share Before
   Cumulative Effect of Change in
   Accounting Principle.........................  $      0.18      $      0.55      $      1.75     $      1.65
Cumulative Effect of Change in
   Accounting Principle.........................           --               --             0.05              --
                                                  -----------      -----------      -----------     -----------
DILUTED NET INCOME PER SHARE                      $      0.18      $      0.55      $      1.80     $      1.65
                                                  ===========      ===========      ===========     ===========
Weighted Average Common Shares
   Outstanding.................................    12,730,271       12,783,967       12,731,181      12,748,917
                                                  ===========      ===========      ===========     ===========

Weighted Average Common Shares
   Outstanding Assuming Dilution ..............    13,194,277       13,339,884       13,211,217      13,287,070
                                                  ===========      ===========      ===========     ===========

PRODUCTION
    Natural gas (Mcf)..........................     2,502,000        2,109,000        9,277,000       8,683,000
                                                  ===========      ===========      ===========     ===========
    Oil (Barrels)..............................       103,000          108,000          431,000         440,000
                                                  ===========      ===========      ===========     ===========
AVERAGE PRICES
    Natural gas (per Mcf)......................   $      2.02      $      5.04            $3.60           $3.63
                                                  ===========      ===========      ===========     ===========
    Oil (per Barrel)...........................   $     20.10      $     31.71           $25.88          $29.29
                                                  ===========      ===========      ===========     ===========

                            PRIMA ENERGY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                December 31,
                                                                      ---------------------------------
                                                                         2001                  2000
                                                                      ------------        -------------
ASSETS
     Current assets...............................................    $ 38,158,000        $ 34,046,000
     Oil and gas properties - net ................................      90,572,000          65,717,000
     Other property and equipment - net...........................       5,433,000           4,880,000
     Other assets.................................................       1,281,000             257,000
                                                                      ------------        ------------
          Total Assets............................................    $135,444,000        $104,900,000
                                                                      ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities..........................................    $ 10,036,000        $  8,368,000
     Non-current ad valorem and production taxes..................       3,302,000           3,213,000
     Deferred income taxes........................................      20,366,000          13,021,000
     Stockholders' equity.........................................     101,740,000          80,298,000
                                                                      ------------        ------------
          Total Liabilities and Stockholders' Equity..............    $135,444,000        $104,900,000
                                                                      ============        ============


                            PRIMA ENERGY CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Year Ended December 31,
                                                                      --------------------------------
                                                                         2001                  2000
                                                                      ------------        ------------
OPERATING ACTIVITIES
     Net income...................................................    $ 23,768,000        $ 21,895,000
     Depreciation, depletion and amortization.....................      10,559,000           7,204,000
     Deferred income taxes........................................       9,123,000           7,319,000
     Unrealized gains on derivative instruments, net..............      (4,378,000)                 --
     Other........................................................         626,000             745,000
     Net changes in operating assets and liabilities..............       3,310,000            (787,000)
                                                                      ------------        ------------
          Net cash provided by operating activities...............      43,008,000          36,376,000
                                                                      ------------        ------------

INVESTING ACTIVITIES
     Additions to oil and gas properties..........................     (35,248,000)        (31,952,000)
     Additions to other property..................................      (1,958,000)         (1,613,000)
     Purchases of available for sale securities...................        (125,000)           (249,000)
     Proceeds from sales of property and securities...............         435,000             280,000
                                                                      ------------        ------------
          Net cash used in investing activities...................     (36,896,000)        (33,534,000)
                                                                      ------------        ------------

NET FINANCING ACTIVITIES..........................................      (3,157,000)         (1,343,000)
                                                                      ------------        ------------

INCREASE IN CASH AND CASH EQUIVALENTS.............................       2,955,000           1,499,000
CASH AND CASH EQUIVALENTS, beginning of year......................      20,382,000          18,883,000
                                                                      ------------        ------------

CASH AND CASH EQUIVALENTS, end of year............................    $ 23,337,000        $ 20,382,000
                                                                      ============        ============